Exhibit 99.1


                             Shore Bancshares, Inc.
                               18 E. Dover Street
                             Easton, Maryland 21601
                               Phone 410-822-1400

                                  PRESS RELEASE

        Shore Bancshares Reports 33.7% Increase in Third Quarter Earnings
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November 9, 2004

Easton, Maryland - Shore Bancshares, Inc. (NASDAQ - SHBI) reported third quarter earnings of $2,935,000 or $0.53 per diluted share, which represents a 33.7% increase over third quarter 2003. Net income for the three months ended September 30, 2003 was $2,195,000 or $0.40 per diluted share. Net income for the nine-month period ended September 30, 2004 was $8,051,000 or $1.46 per diluted share, representing a 12.3% increase over September 30, 2003 earnings of $7,172,000 or $1.31 per diluted share.

Returns on average assets and stockholders' equity were 1.39% and 11.85%, respectively, for the nine-months ended September 30, 2004. Total assets were $780 million, total deposits were $648 million and total stockholders' equity was $92 million.

Net Interest Income
Net interest income for the quarter ended September 30, 2004 was $7,704,000, compared to $5,988,000 for the same period last year, which represents a 28.7% increase. Net interest income for the nine months ended September 30, 2004 increased 17.4% totaling $21,213,000, a $3,140,000 increase over the same period last year. The increases in net interest income for the three and nine months ended September 30, 2004 resulted primarily from the acquisition in April 2004 of The Felton Bank, which contributed $658,000 and $1,267,000, respectively, in net interest income, as well as interest income generated by loan growth and increases in short-term interest rates. Interest expense declined $74,000 and $872,000 for the three and nine-month periods ended September 30, 2004, respectively.

The Company's net interest margin was 3.98% for the nine months ended September 30, 2004, which is 8 basis points higher than one year ago. The Company continued to increase its volume of earning assets, which totaled $719,922,000 for the nine months ended September 30, 2004, as compared to $627,556,000 for the nine months ended September 30, 2003. The average yield on earning assets increased during the quarter to 5.21%, compared to 5.05% for the six months

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ended June 30, 2004. The average rate paid for interest-bearing  liabilities for the first nine months of 2004 declined to 1.52% from 1.95% for the same period in 2003.

Loans and Deposits
Loans, net of unearned income, totaled $576,069,000 at September 30, 2004, an increase of $101,114,000 or 21.3% since December 31, 2003. Approximately $47,906,000 of the loan growth is attributable to The Felton Bank. Average loans, net of unearned income, totaled $544,145,000 for the nine months ended September 30, 2004, which represents an increase of $90,702,000 or 20.0% over the same period last year.

Total deposits at September 30, 2004 were $648,379,000, compared to $592,409,000 at December 31, 2003. Certificates of deposit of $100,000 or more increased $7,429,000 and other certificates of deposit increased $11,136,000 since December 31, 2003. As of September 30, 2004, The Felton Bank had Certificates of deposit of $100,000 or more totaling $5,898,000 and other certificates of deposit totaling $19,876,000.

The provision for credit losses for the three- and nine-month periods ended September 30, 2004 was $165,000 and $370,000, respectively, compared to $75,000 and $235,000 for the same periods in 2003. Net charge-offs were $454,000 for the nine-month period ended September 30, 2004, compared to $204,000 for the same period last year. The increased charge-offs related to nonaccrual loans with losses that have been previously identified by management. Management believes that the provision for credit losses and the resulting allowance are adequate at September 30, 2004.

Noninterest Income
Excluding gains and losses on sales of securities for the three- and nine-month periods ended September 30, 2004, noninterest income increased $528,000 and $979,000, respectively, when compared to the same periods last year. Approximately $88,000 and $159,000 of the increase for the three and nine-month periods ended September 30, 2004, respectively, is attributable to The Felton Bank, while service charges on deposit accounts and certain fee increases implemented during the first quarter of 2004 added another $192,000 and $390,000 for the respective periods. Other fees and services offered by the Company increased $113,000 and $287,000 for the three- and nine-month periods, respectively, when compared to the same periods in 2003.

Noninterest Expenses
Total noninterest expense increased $923,000 and $2,167,000 for the three- and nine-month periods ended September 30, 2004, respectively, from the comparable periods in 2003. Operation of The Felton Bank represented $923,000 of this increase. For the quarter ended September 30, 2004, excluding amounts related to the Felton Bank, an additional $209,000 in salaries and benefits expense, $41,000 in occupancy expense related to certain new facilities owned by the Company, and $231,000 in other noninterest expense were recognized over the amounts for the same period in 2003. For the nine months ended September 30, 2004, salaries and benefits expense increased $534,000, occupancy expense

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increased  $154,000  and other  noninterest  expense  increased  $557,000,  when compared to the same period in 2003. These increases resulted from the overall growth of the Company during the period.

Shore Bancshares Information
Shore Bancshares, Inc., headquartered in Easton, Maryland, is the largest independent financial holding company located on Maryland's Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC, and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are discussed in detail under the heading "Risk Factors" in Item 1 of Part I of the Annual Report of Shore Bancshares, Inc. on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003.

For further information contact: W. Moorhead Vermilye, President and CEO